Exhibit 99

Analyst Contact:	Media Contact:
Jonathan Peisner	Julie Vincent
(317) 249-4390	(317) 249-4233
jpeisner@adesa.com	jvincent@adesa.com

ADESA, Inc. Reports Third Quarter 2006 Results

Third Quarter Highlights

•                  EPS of $0.38 on 13% revenue growth

•                  Strong revenue and profit growth at Dealer Services Group

•                  Acquisition of three Texas salvage sites expands operations into nation’s second largest salvage market

Carmel, IN, October 30, 2006—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its financial results for the quarter ended September 30, 2006. For the third quarter of 2006, the company reported net income of $34.1 million, or $0.38 per diluted share, both up eight percent from the third quarter of 2005. Third quarter revenues were a record $272.9 million, up 13 percent from last year’s third quarter.

“During the third quarter of 2006, ADESA grew its revenues and earnings, expanded its salvage footprint and continued to strengthen its customer offerings,” stated ADESA, Inc. Chairman and CEO David Gartzke. “Financial performance from our Dealer Services Group was especially strong in the quarter, as it continued to post double-digit top and bottom line growth. Perhaps most importantly of all, we’re pleased to see the retail used vehicle market beginning to show signs of firming, which is a significant factor for increasing vehicles sold at auction.”

Quarterly Consolidated Results

For the third quarter of 2006, the company reported that revenues increased 13 percent to $272.9 million, compared with $241.0 million in the third quarter of 2005. The $31.9 million increase in revenues was the result of higher auction ancillary services revenue, benefits from recent acquisitions, increased fee income - driven in part by higher average wholesale used vehicle prices and favorable Canadian currency translation. Net income for the third quarter of 2006 was $34.1 million, or $0.38 per share, compared with net income of $31.5 million, or $0.35 per share, in the third quarter of 2005. Results for the third quarter of 2006 included approximately $0.8 million of pre-tax, incremental stock-based compensation, or nearly $0.01 per diluted share, while results for the third quarter of 2005 included a $1.5 million after-tax charge ($0.02 per diluted share) related to debt refinancing.

Quarterly Segment Results

Auction Services Group (ASG) revenue in the third quarter of 2006 increased 14 percent from $208.1 million to $236.2 million. The $28.1 million increase in ASG revenues was due to an increase in auction ancillary services revenue - caused by higher volume of institutional vehicles entered for auction, increased fee income - driven in part by higher average wholesale used vehicle prices, benefits from the company’s recent acquisitions and the impact of favorable Canadian currency translation. Revenue per vehicle sold for the ASG segment increased to $480 compared with $438 for the same quarter in 2005. For the third quarter of 2006, ASG operating profit declined slightly from $40.6 million to $39.9 million. This decrease was driven by both a revenue mix shift to lower margin institutional vehicles and a decline in the company’s used vehicle sold conversion rate.

Dealer Services Group (DSG) revenue in the third quarter of 2006 increased 12 percent from $32.9 million to $36.7 million. The $3.8 million increase in revenue was driven by a five percent increase in loan transactions and benefits from both higher interest rates and average values of used vehicles being floored. DSG’s third quarter operating profit increased $4.1 million to $24.4 million, compared with $20.3 million in 2005.

Year-to-Date Consolidated Results

For the nine months ended September 30, 2006, the company reported revenue of $834.4 million and net income of $106.5 million, or $1.18 per diluted share, compared with revenue of $730.2 million and net income of $102.4 million, or $1.13 per diluted share for 2005. Results for the first nine months of 2006 include charges of $0.4 million for discontinued operations, while results for the first nine months of 2005 include the impact of the previously mentioned debt refinancing charge and charges of $0.4 million for discontinued operations.

2006 Outlook

ADESA currently expects 2006 diluted earnings per share from continuing operations to be at the lower end of its previously issued earnings guidance range of $1.47 to $1.55.

ADESA provides earnings guidance on a continuing operations basis because management believes that this presentation provides useful information to investors to assist them in evaluating the company’s results period over period. Guidance does not reflect matters classified as discontinued operations. In addition, the earnings guidance does not contemplate future items such as corporate development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for a period. Prospective quantification of these items is generally not reasonable.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 42 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.

Earnings Webcast Information

As previously announced, ADESA will conduct a live webcast, tomorrow, Tuesday, October 31, at 9:00 a.m. Eastern Time. The live webcast of the conference call will be accessible through ADESA’s Web site at www.adesainc.com. The company recommends that users go to the program at least 10 minutes prior to its start to ensure a connection. The telephonic replay will be archived on the ADESA Web site through Tuesday, November 14, 2006.

The call will be hosted by ADESA’s Chairman and Chief Executive Officer David Gartzke, President and Chief Operating Officer A. R. Sales and Chief Financial Officer Tim Clayton.

Quarterly segment income statements, including statistical information, for 2006, 2005, 2004, 2003 and 2002 can be found at the company’s Web site www.adesainc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding anticipated financial results, the company’s 2006 outlook, and anticipated firming of the retail used vehicle market, are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. The statements are based on assumptions about important factors including: trends in new and retail used vehicle sales and incentives, including wholesale used vehicle pricing; economic conditions, including fuel prices; weather, Canadian exchange rate and interest rate fluctuations; competition, litigation developments, trends in the vehicle remarketing industry; corporate development activities, including acquisitions; investments in technology, general business conditions, vehicle production and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission. Many of these risk factors are outside of the company’s control, and as such, they involve risks that are not currently known to the company that could cause actual results to differ materially from those discussed or implied herein. The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.

ADESA, Inc.
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

	Three Months Ended	Three Months Ended
	September 30, 2006	September 30, 2005
	U.S. GAAP	U.S. GAAP	Special
	Reported	Reported	Items		Adjusted

Operating revenues
Auction services group	$236.2	$208.1			$208.1
Dealer services group	36.7	32.9			32.9
Total operating revenues	272.9	241.0			241.0

Operating expenses
Cost of services (exclusive of depreciation & amortization)	137.8	116.8			116.8
Selling, general and administrative	64.7	57.5			57.5
Depreciation and amortization	12.1	10.8			10.8
Total operating expenses	214.6	185.1			185.1

Operating profit	58.3	55.9			55.9

Interest expense	7.1	7.4			7.4
Other income, net	(1.8)	(2.5)	$0.5	(1)	(2.0)
Loss on extinguishment of debt	—	2.9	(2.9	)(2)	—

Income from continuing operations before income taxes	53.0	48.1	2.4		50.5

Income taxes	18.6	16.5	0.9		17.4

Income from continuing operations	$34.4	$31.6	$1.5		$33.1

Loss from discontinued operations, net of income taxes	(0.3)	(0.1)

Net income	$34.1	$31.5

Earnings per share—basic and diluted
Income from continuing operations	$0.38	$0.35	$0.02		$0.37
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.38	$0.35

Weighted average shares outstanding:
Basic	89.90	89.53			89.53
Diluted	90.22	89.97			89.97

(1)                                 The SWAP agreement related to the former Term Loan B facility was terminated in the third quarter 2005, as a result of the amendment and restatement of the credit facility. Consequently, the $0.5 million unrealized gain on hedge that was a component of “Other Comprehensive Income” prior to the termination was recorded as a $0.5 million realized gain in “Other Income” in the third quarter 2005.

(2)                                 In the third quarter 2005, a charge was incurred for the write-off of unamortized debt issuance costs associated with the Company’s June 2004 credit facility and expenses related to the amended and restated credit facility.

ADESA, Inc.
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2005
	U.S. GAAP	U.S. GAAP	Special
	Reported	Reported	Items		Adjusted

Operating revenues
Auction services group	$726.3	$636.1			$636.1
Dealer services group	108.1	94.1			94.1
Total operating revenues	834.4	730.2			730.2

Operating expenses
Cost of services (exclusive of depreciation & amortization)	419.7	346.4			346.4
Selling, general and administrative	195.4	168.4			168.4
Depreciation and amortization	33.9	30.0			30.0
Total operating expenses	649.0	544.8			544.8

Operating profit	185.4	185.4			185.4

Interest expense	21.2	24.0			24.0
Other income, net	(5.3)	(6.3)	$0.5	(1)	(5.8)
Loss on extinguishment of debt	—	2.9	(2.9	)(2)	—

Income from continuing operations before income taxes	169.5	164.8	2.4		167.2

Income taxes	62.6	62.0	0.9		62.9

Income from continuing operations	$106.9	$102.8	$1.5		$104.3

Loss from discontinued operations, net of income taxes	(0.4)	(0.4)

Net income	$106.5	$102.4

Earnings per share—basic
Income from continuing operations	$1.19	$1.14	$0.02		$1.16
Loss from discontinued operations, net of income taxes	—	—
Net income	$1.19	$1.14

Earnings per share—diluted
Income from continuing operations	$1.19	$1.14	$0.01		$1.15
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)
Net income	$1.18	$1.13

Weighted average shares outstanding:
Basic	89.84	89.97			89.97
Diluted	90.21	90.43			90.43

(1)                                 The SWAP agreement related to the former Term Loan B facility was terminated in the third quarter 2005, as a result of the amendment and restatement of the credit facility. Consequently, the $0.5 million unrealized gain on hedge that was a component of “Other Comprehensive Income” prior to the termination was recorded as a $0.5 million realized gain in “Other Income” in the third quarter 2005.

(2)                                 In the third quarter of 2005, a charge was incurred for the write-off of unamortized debt issuance costs associated with the Company’s June 2004 credit facility and expenses related to the amended and restated credit facility.

ADESA, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2006	December 31, 2005
	(unaudited)

Cash and cash equivalents	$218.5	$245.9
Trade receivables, net	272.1	188.6
Finance receivables, net	233.9	196.7
Retained interests in finance receivables sold	67.2	56.8
Other current assets	34.8	36.1

Total current assets	826.5	724.1

Goodwill	559.0	532.6
Intangible and other assets	113.9	92.9
Property and equipment, net	606.7	595.9

Total assets	$2,106.1	$1,945.5

Current liabilities, excluding current maturities of debt	$483.2	$352.1
Current maturities of debt	30.0	70.0

Total current liabilities	513.2	422.1

Long-term debt	330.0	362.5
Other non-current liabilities	65.7	71.0
Stockholders’ equity	1,197.2	1,089.9

Total liabilities and equity	$2,106.1	$1,945.5